Graphic Packaging Holding Company Reports Fourth Quarter and Full Year 2021 Results:
Net Organic Sales Growth, Execution of Strategic M&A and High Return Investments Driving Progress Toward an Enhanced and Stronger Vision 2025

2021 Highlights
•Net Sales were $7,156 million versus $6,560 million in the prior year.
•Net Organic Sales increased approximately 2% in the fourth quarter and full year versus the prior year periods.
•Net Income was $204 million versus $167 million in the prior year.
•Earnings per Diluted Share were $0.68 versus $0.60 in the prior year.
•Adjusted Earnings per Diluted Share were $1.14 versus $1.12 in the prior year.
•Adjusted EBITDA was $1,056 million versus $1,070 million in the prior year.
•Executing approximately $850 million in recognized pricing actions in 2021 and 2022 to address commodity input cost inflation.
•Returned $242 million to stakeholders through dividends, distributions and partnership redemptions.
•Global liquidity was $1,288 million at year end.
•Commissioning the world’s lowest-cost and highest-quality coated recycled paperboard production capabilities at the Kalamazoo, Michigan campus.
•Completed AR Packaging and Americraft acquisitions, significantly expanding geographies, markets and the product portfolio.

(ATLANTA, GA, Feb 16, 2022) Graphic Packaging Holding Company (NYSE:GPK), (the “Company” or “Graphic Packaging”), a leading provider of sustainable packaging solutions to food, beverage, foodservice, and other consumer products companies, today reported Net Income for fourth quarter 2021 of $39 million, or $0.13 per share, based on 309 million weighted average diluted shares. This compares to fourth quarter 2020 Net Income of $64 million, or $0.24 per share, based on 270 million weighted average diluted shares.
Fourth quarter 2021 Net Income was impacted by a net $57 million of special charges, that are detailed in the attached Reconciliation of Non-GAAP Financial Measures table. When adjusting for these charges, Adjusted Net Income for the fourth quarter of 2021 was $96 million, or $0.31 per diluted share. This compares to fourth quarter 2020 Adjusted Net Income of $76 million, or $0.28 per diluted share.
For the full year 2021, Net Income was $204 million, or $0.68 per share, based on 298 million weighted average diluted shares. This compares to 2020 Net Income of $167 million, or $0.60 per share, based on 280 million weighted average diluted shares.

Full year 2021 Net Income was impacted by a net $137 million of special charges that are detailed in the attached Reconciliation of Non-GAAP Financial Measures table. When adjusting for these items, Adjusted Net Income for full year 2021 was $341 million, or $1.14 per diluted share. This compares to Adjusted Net Income for the full year of 2020 of $312 million, or $1.12 per diluted share.
Michael Doss, the Company’s President and CEO said, “We met the high-end of our organic sales growth goal in 2021 generating 2% year over year growth, after generating 4% organic sales growth in 2020. We are capturing new business supported by consumer preference for sustainable, fiber-based packaging solutions. Innovation and more circular consumer packaging solutions are consistently driving organic sales growth. We are winning in existing markets while expanding our participation into new markets. The AR Packaging acquisition, completed in the fourth quarter, has further strengthened our innovative offerings for consumers and positions us for growth in new geographies, markets and products. The successful startup of our transformational K2 coated recycled board machine and execution of our coated recycled board platform optimization project will further solidify our cost and quality leadership in the industry.”
Doss continued, “Our execution of strategic initiatives, including significant price execution, is expected to result in 2022 Adjusted EBITDA in a range of $1.4 to $1.6 billion, a 42% year over year growth rate at the midpoint. The resulting robust cash flow we expect to generate will allow us to return to our desired leverage range of 2.5 to 3.0 times in 2023.” He concluded, “We are increasing Vision 2025 goals today. Our focus, leadership and growth in fiber-based consumer packaging along with our proven track record of capital allocation delivering value to stakeholders, provides confidence in a stronger outlook for our business.”

Operating Results
Net Sales
Net Sales increased 20% to $1,988 million in the fourth quarter of 2021, compared to $1,652 million in the prior year period. The $336 million increase was driven by $250 million of favorable volume/mix and $86 million in positive pricing.
Net Sales increased 9% to $7,156 million for the full year 2021, compared to $6,560 million in the prior year. The $596 million increase was driven by $379 million of improved volume/mix from organic growth and acquisitions, $150 million in positive pricing and $67 million in favorable foreign exchange.
Attached find supplemental data highlighting Net Tons Sold by quarter for 2021 and 2020.
EBITDA
EBITDA for the fourth quarter of 2021 was $218 million, a decrease of $32 million from the fourth quarter of 2020. After adjusting for charges associated with business combinations and other special charges, Adjusted EBITDA increased $20 million to $285 million in the fourth quarter of 2021 from $265 million in the fourth quarter of 2020. When comparing against the prior year quarter, Adjusted EBITDA in the fourth quarter of 2021 was positively impacted by $58 million in favorable volume/mix, $86 million in positive pricing and $37 million in improved net operating performance. These benefits were partially offset by $142 million of commodity input cost inflation and $15 million of other inflation (primarily labor and benefits).
EBITDA for the full year 2021 was $906 million, an increase of $52 million from the full year 2020. After adjusting for charges associated with business combinations and other special charges, Adjusted EBITDA decreased 1% to $1,056 million in the full year 2021 from $1,070 million in the full year 2020. When comparing against the prior year, Adjusted EBITDA in 2021 was positively impacted by $150 million in positive pricing, $72 million of favorable volume/mix, and $144 million of improved net operating performance. These benefits were offset by $330 million of commodity input cost inflation and $56 million in other inflation (primarily labor and benefits).
Other Results

Net Cash Provided by Operating Activities was $609 million for the full year 2021, compared to $825 million for the full year 2020. Adjusting for GAAP guidelines related to the classification of certain cash receipts and payments associated with our receivable sale programs and the cash payments associated with special charges, Adjusted Net Cash Provided by Operating Activities was $883 million for the full year 2021, compared to $991 million for the full year 2020. Adjusted Cash Flow for the full year 2021 was $81 million, compared to $345 million for the full year 2020.
Total Debt (Long-Term, Short-Term and Current Portion) increased $1,649 million during the fourth quarter of 2021 to $5,831 million compared to the third quarter of 2021. Total Net Debt (Total Debt, net of Cash and Cash Equivalents) increased $1,544 million during the fourth quarter of 2021 to $5,659 million compared to the third quarter of 2021. The Company's year-end Net Leverage Ratio was 5.36 times Adjusted EBITDA compared to 3.26 times at the end of 2020.
At December 31, 2021, the Company had available liquidity of $1,288 million, including the undrawn availability under its global revolving credit facilities.
Net Interest Expense was $35 million in the fourth quarter of 2021, an increase as compared to the $32 million reported in the fourth quarter of 2020. For full year 2021, net interest expense was $123 million compared to $129 million in 2020.
Capital expenditures for the fourth quarter of 2021 were $214 million compared to $221 million in the fourth quarter of 2020. For full year 2021, capital expenditures were $802 million compared to $646 million in 2020, largely due to the strategic investment in a new coated recycled board (CRB) paper machine in Kalamazoo, Michigan.
Fourth quarter 2021 Income Tax Expense was $10 million, compared to a $20 million expense in the fourth quarter of 2020. Full year 2021 Income Tax Expense was $74 million compared to a full year 2020 Income Tax Expense of $42 million.
Please note that a tabular reconciliation of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted EPS, Adjusted Net Cash Provided by Operating Activities, Adjusted Cash Flow and Total Net Debt is attached to this release.

Earnings and Investor Meeting Webcast
The Company will host a video webcast tomorrow at 9:00 a.m. ET (February 17, 2022) to discuss the results of fourth quarter and full year 2021 results as part of its Investor Day 2022. The webcast can be accessed from the Investors section of the Graphic Packaging website at www.graphicpkg.com.

Forward Looking Statements
Any statements of the Company's expectations in this press release, including but not limited to projected organic sales and EBITDA growth, and achievement of newly enhanced Vision 2025 goals constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations. These risks and uncertainties include, but are not limited to, the effects of the Covid-19 pandemic on the Company’s operations and demand for its products, inflation of and volatility in raw material and energy costs, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives, cost reduction plans, and integration activities, as well as the Company’s debt level, currency movements and other risks of conducting business internationally and the impact of regulatory and litigation matters, including the continued availability of the Company's U.S. federal income tax attributes to offset U.S. federal income taxes and the timing related to the Company’s future U.S. federal income tax payments. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements, except as required by law. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.
About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE: GPK), headquartered in Atlanta, Georgia, is committed to providing consumer packaging that makes a world of difference. The Company is a leading provider of sustainable fiber-based packaging solutions for a wide variety of products to food, beverage, foodservice, and other consumer products companies. The Company operates on a global basis, is one of the largest producers of folding cartons and paper-based foodservice products in the United States, and holds leading market positions in coated recycled paperboard, coated unbleached kraft paperboard and solid bleached sulfate paperboard. The Company's customers include many of the world's most widely-recognized companies and brands. Additional information about Graphic Packaging, its business and its products is available on the Company's web site at www.graphicpkg.com.

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2021	2020	2021	2020
Net Sales	$1,988	$1,652	$7,156	$6,560
Cost of Sales	1,701	1,391	6,085	5,460
Selling, General and Administrative	149	119	528	513
Other (Income) Expense, Net	(4)	(1)	(2)	2
Business Combinations, Shutdown and Other Special Charges and Exit Activities, Net	59	13	138	61
Income from Operations	83	130	407	524
Nonoperating Pension and Postretirement Income (Expense)	1	(1)	5	(151)
Interest Expense, Net	(35)	(32)	(123)	(129)
Income before Income Taxes and Equity Income of Unconsolidated Entity	49	97	289	244
Income Tax Expense	(10)	(20)	(74)	(42)
Income before Equity Income of Unconsolidated Entity	39	77	215	202
Equity Income of Unconsolidated Entity	—	—	1	1
Net Income	$39	$77	$216	$203
Net Income Attributable to Noncontrolling Interest	—	(13)	(12)	(36)
Net Income Attributable to Graphic Packaging Holding Company	$39	$64	$204	$167

Net Income Per Share Attributable to Graphic Packaging Holding Company — Basic	$0.13	$0.24	$0.69	$0.60
Net Income Per Share Attributable to Graphic Packaging Holding Company — Diluted	$0.13	$0.24	$0.68	$0.60

Weighted Average Number of Shares Outstanding - Basic	308.6	269.5	297.1	278.8
Weighted Average Number of Shares Outstanding - Diluted	309.3	270.3	297.9	279.6

GRAPHIC PACKAGING HOLDING COMPANY
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

In millions, except share and per share amounts	December 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and Cash Equivalents	$172	$179
Receivables, Net	859	654
Inventories, Net	1,387	1,128
Other Current Assets	84	59
Total Current Assets	2,502	2,020
Property, Plant and Equipment, Net	4,677	3,560
Goodwill	2,015	1,478
Intangible Assets, Net	868	437
Other Assets	395	310
Total Assets	$10,457	$7,805

LIABILITIES
Current Liabilities:
Short-Term Debt and Current Portion of Long-Term Debt	$279	$497
Accounts Payable	1,125	825
Other Accrued Liabilities	645	534
Total Current Liabilities	2,049	1,856
Long-Term Debt	5,515	3,147
Deferred Income Tax Liabilities	579	540
Other Noncurrent Liabilities	421	422

Redeemable Noncontrolling Interest	—	—

SHAREHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 1,000,000,000 shares authorized; 307,103,551 and 267,726,373 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	3	3
Capital in Excess of Par Value	2,046	1,715
Retained Earnings (Accumulated Deficit)	66	(48)
Accumulated Other Comprehensive Loss	(224)	(246)
Total Graphic Packaging Holding Company Shareholders’ Equity	1,891	1,424
Noncontrolling Interest	2	416
Total Equity	1,893	1,840
Total Liabilities and Shareholders' Equity	$10,457	$7,805

GRAPHIC PACKAGING HOLDING COMPANY
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	December 31,
In millions	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$216	$203
Adjustments to Reconcile Net Income to Net Cash Provided by (Used in) Operating Activities:
Depreciation and Amortization	489	476
Amortization of Deferred Debt Issuance Costs	9	6
Deferred Income Taxes	55	(1)
Amount of Postretirement Expense Greater Than Funding	(24)	147
Other, Net	93	13
Changes in Operating Assets and Liabilities, Net of Acquisitions	(229)	(19)
Net Cash Provided by Operating Activities	609	825

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(775)	(616)
Packaging Machinery Spending	(27)	(30)
Acquisition of Businesses, Net of Cash Acquired	(1,704)	(121)
Beneficial Interest on Sold Receivables	130	136
Beneficial Interest Obtained in Exchange for Proceeds	(11)	(9)
Other, Net	(5)	(8)
Net Cash Used in Investing Activities	(2,392)	(648)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of Common Stock	—	(316)
Payments on Debt	(16)	(37)
Retirement of Long-Term Debt	(1,626)	—
Proceeds from Issuance of Debt	2,965	800
Redemption of Noncontrolling Interest	(150)	(500)
Borrowings under Revolving Credit Facilities	4,485	2,614
Payments on Revolving Credit Facilities	(3,649)	(2,597)
IP Tax Receivable Agreement Payment	(109)	—
Debt Issuance Costs	(27)	(14)
Repurchase of Common Stock related to Share-Based Payments	(15)	(9)
Dividends and Distributions Paid to GPIP Partner	(92)	(103)
Other, Net	12	10
Net Cash Provided by (Used in) Financing Activities	1,778	(152)
Effect of Exchange Rate Changes on Cash	(2)	1
Net (Decrease) Increase in Cash and Cash Equivalents	(7)	26
Cash and Cash Equivalents at Beginning of Year	179	153
CASH AND CASH EQUIVALENTS AT END OF YEAR	$172	$179

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures

The tables below set forth the calculation of the Company's earnings before interest expense, income tax expense, equity income of unconsolidated entities, depreciation and amortization, including pension amortization (“EBITDA”), Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Net Cash Provided by Operating Activities, Adjusted Cash Flow, Net Leverage Ratio and Total Net Debt. Adjusted EBITDA and Adjusted Net Income exclude charges (income) associated with: the Company's business combinations, facility shutdowns, and other special charges. The Company's management believes that the presentation of EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Net Cash Provided by Operating Activities, Adjusted Cash Flow, and Net Leverage Ratio provides useful information to investors because these measures are regularly used by management in assessing the Company's performance. EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Net Cash Provided by Operating Activities, Adjusted Cash Flow, and Net Leverage Ratio are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance or liquidity presented in accordance with GAAP.

EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Net Cash Provided by Operating Activities, Adjusted Cash Flow, and Net Leverage Ratio should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Net Cash Provided by Operating Activities, Adjusted Cash Flow, and Net Leverage Ratio may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2021	2020	2021	2020
Net Income Attributable to Graphic Packaging Holding Company	$39	$64	$204	$167
Add (Subtract):
Net Income Attributable to Noncontrolling Interest	—	13	12	36
Income Tax Expense	10	20	74	42
Equity (Income) Loss of Unconsolidated Entity	—	—	(1)	(1)
Interest Expense, Net	35	32	123	129
Depreciation and Amortization	134	121	494	481
EBITDA	218	250	906	854
Charges Associated with Business Combinations, Shutdown and Other Special Charges and Exit Activities (a)	67	14	150	62
Pension Plan Settlement Charge (b)	—	1	—	154
Adjusted EBITDA	$285	$265	$1,056	$1,070

Adjusted EBITDA Margin (Adjusted EBITDA/Net Sales)	14.3%	16.0%	14.8%	16.3%

Net Income Attributable to Graphic Packaging Holding Company	$39	$64	$204	$167
Charges Associated with Business Combinations, Shutdown and Other Special Charges and Exit Activities(a)	67	14	150	62
Pension Plan Settlement Charge (b)	—	1	—	154
Accelerated Depreciation Related to Exit Activities	3	5	17	26
Tax Impact of Business Combinations, Shutdown and Other Special Charges, Exit Activities, Pension Plan Settlement, and Accelerated Depreciation	(13)	(5)	(28)	(48)
Noncontrolling Interest, Net of Tax	—	(3)	(2)	(49)
Adjusted Net Income Attributable to Graphic Packaging Holding Company	$96	$76	$341	$312

Adjusted Earnings Per Share - Basic	$0.31	$0.28	$1.15	$1.12
Adjusted Earnings Per Share - Diluted	$0.31	$0.28	$1.14	$1.12

(a) For the three months ended December 31, 2021, $16 million is recorded in costs of sales for inventory valuation adjustments related to business combinations offset by $8 million related to the settlement of an unfavorable supply agreement. For the twelve months ended December 31, 2021 and December 31, 2020, $20 million and $1 million, respectively, is recorded in costs of sales for inventory valuation adjustments related to business combinations offset by $8 million and $0 million related to the settlement of an unfavorable supply agreement respectively.
(b) For the twelve months December 31, 2020, $154 million is recorded in nonoperating pension and postretirement benefit expense.

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)

	Twelve Months Ended
	December 31,	December 31,	December 31,
In millions	2021	2020	2019
Net Income	$204	$167	$207
Add (Subtract):
Net Income Attributable to Noncontrolling Interest	12	36	71
Income Tax Expense	74	42	76
Equity Income of Unconsolidated Entity	(1)	(1)	—
Interest Expense, Net	123	129	141
Depreciation and Amortization	494	481	457
EBITDA	906	854	952
Charges Associated with Business Combinations and Shutdown, Other Special Charges and Exit Activities	150	62	39
Pension Plan Settlement Charge	—	154	39
Adjusted EBITDA	1,056	1,070	1,030

	December 31,	December 31,	December 31,
Calculation of Net Debt:	2021	2020	2019
Short-Term Debt and Current Portion of Long-Term Debt	$279	$497	$50
Long-Term Debt(a)	5,552	3,169	2,823
Less:
Cash and Cash Equivalents	(172)	(179)	(153)
Total Net Debt	$5,659	$3,487	$2,720

Net Leverage Ratio (Total Net Debt/Adjusted EBITDA)	5.36	3.26	2.64

(a) Excludes unamortized deferred debt issue costs.

	Twelve Months Ended
	December 31,
In millions	2021	2020
Net Cash Provided by Operating Activities	$609	$825
Net Cash Receipts from Receivables Sold included in Investing Activities	119	127
Cash Payments Associated with Business Combinations, Shutdown and Other Special Charges and Exit Activities	155	39
Adjusted Net Cash Provided by Operating Activities	$883	$991
Capital Spending	(802)	(646)
Adjusted Cash Flow	$81	$345

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2021

Net Tons Sold (000's)	975	1,001	1,014	974 (a)
2020

Net Tons Sold (000's)	1,012	1,013	1,036	991

(a) Excludes Net Tons Sold from AR Packaging Group AB.

The three months ended December 31, 2020 included 920 tons sold that did not reoccur in the three months ended December 31, 2021 due to the closing of the White Pigeon, Michigan mill and the shutdown of the West Monroe containerboard machine. The three months ended September 30, 2020 included 7,400 tons sold that did not reoccur in the three months ended September 30, 2021. The three months ended June 30, 2020 included 27,200 tons sold that did not reoccur in the three months ended June 30, 2021. The three months ended March 31, 2020 included 42,100 tons sold that did not reoccur in the three months ended March 31, 2021.